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                                                                    EXHIBIT 21.0

                          SUBSIDIARIES OF REGISTRANT
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Highland Federal Bank, a Federal Savings Bank organized under the laws of the
United States

HFS Corporation, a corporation organized under the laws of California

HI-FED Insurance Agency, a corporation organized under the laws of California